Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Nexia Holdings, Inc. and Subsidiaries on Form SB-2/A of our audit report, dated April 17, 2006, except for Notes 19 through 24, as to which the date is for which the date is October 10, 2006 of Nexia Holdings, Inc. and Subsidiaries which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ De Joya Griffith & Company LLC
De Joya Griffith & Company LLC
Henderson, NV
October 10, 2006